Exhibit 99.1

Vonage Holdings Corp. Reports First Quarter 2013 Results
-- Adjusted EBITDA1 of $34 Million --
-- Net Income of $21 Million or $0.10 per Share Excluding Adjustments2 --
-- Revenue of $209 Million --
-- Repurchased 6 Million Shares for $16 Million --

Holmdel, NJ, May 1, 2013 - Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting people through cloud-connected devices worldwide, today announced results for the first quarter ended March 31, 2013.
Vonage reported adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 of $34 million, up from $32 million in the year ago quarter and flat sequentially. The Company reported income from operations of $22 million, up from $21 million in the year ago quarter and down from $24 million sequentially.
GAAP net income was $13 million, down from $14 million compared to the year ago period and flat sequentially. GAAP earnings per share was $0.06, flat compared to the year ago quarter and sequentially. Net income, excluding adjustments2 was $21 million or $0.10 per share, up from $19 million or $0.08 per share in the year ago quarter and down from $23 million or $0.10 per share sequentially.
Commenting on the quarter, Marc Lefar, Vonage Chief Executive Officer, said, “We again generated solid financial returns. We improved our operating margins as we continue to implement structural improvements to lower costs. In addition, our focus on the overall customer experience has resulted in strong churn performance. Churn declined by 30 basis points from the prior year and has been stable for four consecutive quarters. Although total customer additions to our international calling plans were flat, we continued to see strong sales growth through assisted selling in major retailers and community sales teams.
“Executing on our growth priorities, we have made steady progress building the foundation to deliver services in Brazil. And over the last couple of months, we have made great improvements in the quality, capabilities and appeal of the Vonage Mobile app. With our launch of video calling two weeks ago, Vonage Mobile now has a level of completeness and quality that is unsurpassed by any other communications app in the market.
“We are also excited about our upcoming national launch of our new flanker brand, BasicTalk, which targets the low-end domestic calling market. Given the positive results in our test markets, we anticipate that it will be a meaningful contributor to subscriber and revenue growth.”

First Quarter Financial and Operating Results

Revenue totaled $209 million, down from $216 million a year ago primarily due to fewer subscriber lines and the expansion of lower-priced plan offerings to meet customer needs, as well as from the non-operational impact of lower Universal Service Fund (“USF”) fees which contributed $2.5 million of the decline. Revenue declined sequentially from $214 million due to the expansion of lower priced plan offerings and lower USF. Average Revenue per User (“ARPU”) was $29.61, down from $30.42 in the prior year primarily due to these same factors. Similarly, ARPU declined from $30.15 sequentially.

Direct cost of telephony services (“COTS”) was $55 million, down from $62 million compared to the year ago quarter as a result of lower domestic and international termination costs and lower USF fees. COTS was down from $57 million sequentially, primarily due to lower USF fees, which are a pass-through. On a per line basis, COTS was $7.82, down from $8.68 in the first quarter of last year and $8.02 sequentially.

Direct cost of goods sold was $9 million, down from $10 million a year ago and sequentially. Direct margin3 was 69%, up from 67% in the year ago quarter and flat sequentially.
Selling, general and administrative (“SG&A”) expense was $63 million, up $1 million from the year ago quarter and sequentially.
Marketing expense was $52 million, down from $53 million in the year ago quarter and sequentially. Subscriber line acquisition cost (“SLAC”) was $349, up from $323 in the year ago quarter and $347 sequentially.
Gross line additions were 148,000, a decrease from 165,000 in the prior year and 152,000 sequentially. Customer churn was 2.5%, down from 2.8% a year ago as a result of sustained improvements in the customer experience and more effective retention processes. Churn was flat sequentially. The Company lost 12,000 net lines during the quarter, an improvement from the 19,000 net lines lost a year ago.
As of March 31, 2013, cash and cash equivalents, including $4 million in restricted cash, totaled $110 million. Capital expenditures for the quarter were $4 million. Free Cash Flow4 in the seasonally low first quarter was $5 million, up from $2 million in the year ago quarter and down from $49 million sequentially reflecting working capital changes from the timing of payments.
Growth Priorities
Vonage continues to execute on its growth priorities in its core North American markets, international expansion and mobile.

Over the next few weeks, Vonage will launch BasicTalk nationally. BasicTalk is a low-priced home phone service with unlimited calling throughout the U.S. for a flat rate of $9.99 per month; BasicTalk includes basic features with no upfront costs, no hidden fees and no contract.

Vonage will launch BasicTalk with a multi-media marketing campaign, driving customers to low-cost distribution channels and supporting them with online customer service after purchase. An important element in BasicTalk's national expansion is the Company's exclusive relationship with Walmart. BasicTalk will be sold in Walmart stores nationwide, and will be supported with in-store merchandising in approximately 1,000 stores.

Three months after announcing its joint venture with Datora, the Company is making steady progress building the foundation to deliver services in Brazil. Vonage has completed the technical design for a cloud-based network architecture and has developed plans for the implementation of a billing and customer care platform. In addition, the Company is in the process of hiring a team to manage and operate its business in Brazil.

Vonage continues to strengthen the capabilities of its mobile app, and two weeks ago, launched video calling for iOS and Android. Vonage has brought together the most popular features of mobile communications into one simple, high-quality, multi-functional app, that allows users to communicate with each other in whatever manner they choose - voice, video or messaging. Unlike other apps, Vonage Mobile enables the use of an existing mobile identity and contact list, as well as calling to phones without the app at competitive rates.
Share Repurchase Program
During the first quarter, Vonage repurchased a total of 6 million shares of its common stock for $16 million, $11 million of which was under the new $100 million plan implemented in February. Since beginning its initial repurchase program in August of 2012 through the first quarter of 2013, Vonage has repurchased a total of 18 million shares of stock.

Outlook

Vonage expects its ongoing investment in international expansion and mobile to be in the range of $5-10 million per quarter. For mobile, the investment will include development and general and administrative expenses as the Company strengthens the capabilities of its mobile platform and prepares for the launch of its roaming service. It also includes investment in digital marketing behind the enhanced Global Calling Card platform. For international expansion, the investment will include general and administrative expenses for the build-out of Vonage's management team and systems as the Company establishes its new business in Brazil.

Vonage expects to invest an incremental $5-7 million in the second quarter to support its national rollout of BasicTalk, including national television, digital media, public relations and in-store merchandising to build awareness and drive traffic for the new BasicTalk brand. A significant portion of the BasicTalk investment will be success-based, allowing for acceleration or moderation of spending based upon progress. With this launch investment, Vonage expects BasicTalk to contribute meaningfully to the Company's overall growth and anticipates positive net line additions in the third and fourth quarters of 2013.

The Company continues to expect 2013 capital and software expenditures to be in the range of $30-$35 million.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income.

(3)	Direct margin is defined as revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

(4)	This is a non-GAAP financial measure. Refer below to Table 5 for a reconciliation to GAAP net cash provided by operating activities.

VONAGE HOLDINGS CORP.
TABLE 1. CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
	(unaudited)
Statement of Operations Data:
Revenues	$209,087	$213,711	$215,903

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $3,452, $3,534, and $3,930, respectively)	55,181	56,814	61,623
Direct cost of goods sold	8,878	9,568	9,846
Selling, general and administrative	62,910	62,461	61,835
Marketing	51,669	52,801	53,422
Depreciation and amortization	7,975	8,052	8,644
	186,613	189,696	195,370
Income from operations	22,474	24,015	20,533
Other income (expense):
Interest income	37	29	20
Interest expense	(1,457)	(1,267)	(1,751)
Other (expense) income, net	(39)	(16)	42
	(1,459)	(1,254)	(1,689)
Income before income tax expense	21,015	22,761	18,844
Income tax expense	(7,968)	(9,928)	(4,923)
Net income	$13,047	$12,833	$13,921
Net income per common share:
Basic	$0.06	$0.06	$0.06
Diluted	$0.06	$0.06	$0.06
Weighted-average common shares outstanding:
Basic	214,639	219,379	225,732
Diluted	223,202	228,107	236,036

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
	(unaudited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$9,752	$61,046	$11,119
Net cash used in investing activities	(3,087)	(12,011)	(8,034)
Net cash provided by (used in) financing activities	2,646	(26,129)	(7,084)
Capital expenditures, intangible asset purchases and development of software assets	(4,344)	(12,009)	(9,033)

VONAGE HOLDINGS CORP.
TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA - (Continued)
(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2013	2012
	(unaudited)	(audited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$105,894	$97,110
Restricted cash	4,392	5,656
Accounts receivable, net of allowance	20,759	20,416
Inventory, net of allowance	8,203	5,470
Prepaid expenses and other current assets	16,803	15,487
Deferred customer acquisition costs	5,354	5,765
Property and equipment, net	57,615	60,533
Software, net	19,384	19,560
Debt related costs, net	2,393	772
Intangible assets, net	6,088	6,681
Total deferred tax assets, including current portion, net	297,992	306,113
Other assets	3,672	3,826
Total assets	$548,549	$547,389
Accounts payable and accrued expenses	$110,845	$129,815
Deferred revenue	35,409	36,533
Total notes payable, including current portion	64,166	42,500
Capital lease obligations	14,979	15,561
Other liabilities	1,581	1,565
Total liabilities	$226,980	$225,974
Total stockholders' equity	$321,569	$321,415

VONAGE HOLDINGS CORP.
TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Gross subscriber line additions	148,003	152,319	165,454
Change in net subscriber lines	(12,400)	(5,708)	(18,739)
Subscriber lines (at period end)	2,347,416	2,359,816	2,356,148
Average monthly customer churn	2.5%	2.5%	2.8%
Average monthly operating revenue per line	$29.61	$30.15	$30.42
Average monthly direct cost of telephony services per line	$7.82	$8.02	$8.68
Marketing costs per gross subscriber line addition	$349	$347	$323
Employees (excluding temporary help) (at period end)	966	983	1,004
Direct margin as a % of revenues	69.4%	68.9%	66.9%

VONAGE HOLDINGS CORP.
TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS
TO ADJUSTED EBITDA
(Dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Income from operations	$22,474	$24,015	$20,533
Depreciation and amortization	7,975	8,052	8,644
Share-based expense	3,982	2,374	2,623
Adjusted EBITDA	34,431	34,441	31,800

VONAGE HOLDINGS CORP.
TABLE 4. RECONCILIATION OF GAAP NET INCOME TO
NET INCOME EXCLUDING ADJUSTMENTS
(Dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Net income	$13,047	$12,833	$13,921
Income tax expense	7,968	9,928	4,923
Net income excluding adjustments	$21,015	$22,761	$18,844
Net income per common share:
Basic	$0.06	$0.06	$0.06
Diluted	$0.06	$0.06	$0.06
Weighted-average common shares outstanding:
Basic	214,639	219,379	225,732
Diluted	223,202	228,107	236,036
Net income per common share, excluding adjustments:
Basic	$0.10	$0.10	$0.08
Diluted	$0.09	$0.10	$0.08
Weighted-average common shares outstanding:
Basic	214,639	219,379	225,732
Diluted	223,202	228,107	236,036

VONAGE HOLDINGS CORP.
TABLE 5. FREE CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Net cash provided by operating activities	$9,752	$61,046	$11,119
Less:
Capital expenditures	(2,031)	(9,206)	(2,033)
Acquisition and development of software assets	(2,313)	(2,803)	(7,000)
Free cash flow	$5,408	$49,037	$2,086

VONAGE HOLDINGS CORP.
TABLE 6. RECONCILIATION OF NOTES PAYABLE AND CAPITAL LEASES TO NET CASH
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2013	2012
Current maturities of capital lease obligations	$2,571	$2,471
Current portion of notes payable	23,333	28,333
Notes payable, net of discount and current maturities	40,833	14,167
Capital lease obligations, net of current maturities	12,408	13,090
Gross debt	79,145	58,061
Less:
Unrestricted cash	105,894	97,110
Net cash	$(26,749)	$(39,049)

About Vonage
Vonage (NYSE: VG) is a leading provider of communications services connecting individuals through cloud-connected devices worldwide. Our technology serves approximately 2.3 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use for both landline and mobile phones. Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and visual voicemail - for one low monthly rate. Our Vonage Mobile app is a free downloadable app for iPhone® and Android™ that lets users talk, text and video call worldwide for free with anyone else who uses the app. Vonage's service is sold on the web and through regional and national retailers including Walmart, Best Buy, Kmart and Sears, and is available to customers in the U.S. (www.vonage.com), Canada (www.vonage.ca) and the United Kingdom (www.vonage.co.uk).
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC., owned by Vonage America Inc.
To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage. To subscribe on YouTube, visit www.youtube.com/vonage.

Vonage Investor Contact: Leslie Arena 732.203.7372; leslie.arena@vonage.com
Vonage Media Contact: Jo Ann Tizzano 732.365.1363; joann.tizzano@vonage.com

Use of Non-GAAP Financial Measures
This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), net income excluding adjustments, net cash and free cash flow.
Vonage uses adjusted EBITDA as a principal indicator of the operating performance of its business.
Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.
The Company provides information relating to its adjusted EBITDA so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.
The Company has also excluded income tax expense from its net income. The Company believes that excluding this item will assist investors in evaluating the Company's operating performance and in better understanding its results of operations as income tax expense does not reflect the taxes that we pay during the periods reported due to the availability of significant net operating losses.
Vonage uses net cash as a measure of assessing leverage, as it reflects the gross debt under the Company's credit agreements and capital leases less cash available to repay such amounts. The Company believes that net cash is also a factor that third parties consider in valuing the Company.
Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
Vonage defines adjusted EBITDA as GAAP income from operations excluding depreciation and amortization and share-based expense.
Vonage defines net income excluding adjustments, as GAAP net income excluding income tax expense.
Vonage defines net cash as the current and long-term portion of notes payable and capital lease obligations less unrestricted cash.
Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures and acquisition and development of software assets.

Conference Call and Webcast
Management will host a webcast discussion of the quarter on Wednesday, May 1, 2013 at 10:00 AM Eastern Time. To participate, please dial (877) 359-9508 approximately ten minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call through May 6, 2013, and may be accessed by dialing (855) 859-2056. International callers should dial (404) 537-3406. The replay passcode is: 33064894.
The webcast will be broadcast live through Vonage's Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding growth priorities, including new products and related investment, net lines, the Company's stock repurchase plan, and capital and software expenditures. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include, but are not limited to: the competition the Company faces; the Company's ability to adapt to rapid changes in the market for voice and messaging services; the Company's ability to retain customers and attract new customers; the Company's ability to establish and expand strategic alliances; governmental regulation and related actions and taxes in the Company's international operations; increased market and competitive risks, including currency restrictions, in the Company's international operations; risks related to the acquisition or integration of future businesses or joint ventures; the Company's ability to obtain or maintain relevant intellectual property licenses; intellectual property and other litigation that have been and may be brought against the Company; failure to protect the Company's trademarks and internally developed software; security breaches and other compromises of information security; the Company's dependence on third party facilities, equipment, systems and services; system disruptions or flaws in the Company's technology and systems; uncertainties relating to regulation of VoIP services; liability under anti-corruption laws; results of regulatory inquiries into the Company's business practices; fraudulent use of the Company's name or services; the Company's ability to maintain data security; the Company's dependence upon key personnel; the Company's dependence on the Company's customers' existing broadband connections; differences between the Company's service and traditional phone services, including the Company's 911 service; restrictions in the Company's debt agreements that may limit the Company's operating flexibility; the Company's ability to obtain additional financing if required; any reinstatement of holdbacks by the Company's vendors; the Company's history of net losses and ability to achieve consistent profitability in the future; the Company's available capital resources and other financial and operational performance which may cause the Company not to make common stock repurchases as currently anticipated or to commence or suspend such repurchases from time to time without prior notice; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage's Annual Report on Form 10-K for the year ended December 31, 2012, as well as in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company's views subsequent to today.

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